Exhibit 2.1

PRIVILEGED & CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 29, 2024

AMONG

VIRTUAL THERAPEUTICS CORPORATION,

ALPHA MERGER SUB, INC.

AND

AKILI, INC.

v

Exhibits		Page
EXHIBIT A	Offer Conditions	A-1
EXHIBIT B	Certificate of Incorporation of the Surviving Corporation	B-1
EXHIBIT C	Form of Tender and Support Agreement	C-1
Schedules
Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2024 (this “Agreement” and, such date, the “Agreement Date”), by and among Virtual Therapeutics Corporation, a Delaware corporation (“Parent”), Alpha Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Akili, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of $0.4340 (the “Offer Price”), payable subject to any applicable tax withholding and without interest.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit C (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their Shares (as defined therein) to Merger Sub in the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) recommended that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent and its Affiliates have been, or are, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Affiliate” means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

“Closing Cash” means, without duplication, the Company’s cash and cash equivalents and marketable securities as of immediately prior to the-then applicable Expiration Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company Financial Statements, but excludes any Restricted Cash. Set forth on Section 1.01(a) of the Company Disclosure Letter is an illustrative example of the calculation of Closing Cash.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Charter” means the Amended and Restated Certificate Incorporation of the Company, as amended on or prior to the date hereof.

“Company Charter Documents” means the Company Charter, the Company Bylaws and all other formation and organizational documents of the Company as in effect as of the date hereof.

“Company Equity Plans” means the 2022 Stock Option and Incentive Plan and the Amended and Restated 2011 Stock Incentive Plan, each as amended from time to time.

“Company Foreign Plan” means any Company Plan that is maintained, sponsored or contributed (or required to contribute) to primarily for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has or could have any liability, contingent or otherwise, who are or were providing services primarily outside the United States.

“Company Material Adverse Effect” means any effect, event, occurrence, development or change, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, business, financial condition or results of operations of the Company, taken as a whole or (ii) the ability of the Company to consummate the Transactions; provided, however, that, for purposes of the preceding clause (i) a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (B) changes in the Company’s industry, except to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (C) any change in Law or the interpretation thereof, except to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (D) any change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except to the extent such acts adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement  or the announcement of the Merger, including the impact thereof on contractual or other relationships with suppliers, distributors, partners, employees, officers, directors, lenders, investors, patients, Governmental Authorities or other third parties, and any Stockholder Litigation (except to the extent such effect, event, occurrence, development or change under this clause (F) constitutes or results from a breach of Section 4.03 or Section 4.04); (G) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (H) any change in the price or trading volume of the Company Common Stock on Nasdaq (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (I) actions required by this Agreement, or the failure to take any action prohibited by this Agreement for which Parent has unreasonably refused the Company’s written request to provide consent; (J) changes in the Company’s credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (K) changes in interest rates or foreign exchange rates; (L) the matters set forth on Section 1.01(b) of the Company Disclosure Letter; or (M) compliance with the Cost Management Process.

“Company Material Effect” means any effect, event, occurrence, development or change that is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

“Company Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent Company SEC Documents, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to Company Leased Real Property, (1) all matters, whether or not of record, that arise out of the actions of Parent or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Company Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Company Leased Real Property, in each case to the extent publicly available or made available by the Company to Parent (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Company Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Company Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Company Leased Real Property subject thereto in the business of the Company, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) non-exclusive licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property incurred in the ordinary course of business, (vii) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Letter, (viii) Liens approved in writing by Parent and (ix) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.

“Company Plan” means each Employee Benefit Plan that is sponsored, maintained, or contributed (or required to be contributed) to by the Company or any of its subsidiaries for the benefit of one or more current or former employees, officers, directors or other service providers of the Company or any of its subsidiaries and with respect to which the Company or any of its subsidiaries has any liability or obligation, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws.

“Company PSU” means restricted stock units granted pursuant to a Company Equity Plan or otherwise, with each such unit representing a contingent right to receive one share of Company Common Stock upon vesting whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (whether of the Company or of the individual or otherwise), including all Earnout RSUs.

“Company Restricted Stock Units” means restricted stock units granted pursuant to a Company Equity Plan or otherwise, with each such unit representing a contingent right to receive one share of Company Common Stock upon vesting, other than Company PSUs.

“Company Stock Option” means any option to purchase the Company Common Stock granted under a Company Equity Plan or otherwise.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company and its subsidiaries, taken as a whole (including any capital stock of the Company’s subsidiaries), or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any of its subsidiaries that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Company Warrants” means, collectively, (a) that certain Warrant to Purchase Stock issued as of August 10, 2020, to Silicon Valley Bank (“SVB”), (b) that certain Warrant to Purchase Stock issued as of May 25, 2021, to SVB and (c) that certain Warrant to Purchase Stock issued as of May 25, 2021, to SVB Innovation Credit Fund VIII, L.P..

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements or instruments to which such person or its subsidiaries is a party, whether oral or written.

“Copyrights” means works of authorship (whether or not copyrightable, including all Software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Cost Management Process” means the Company’s and its subsidiaries’ estimated employee-related expenses and other operating expenses set forth on Section 1.01(c) of the Company Disclosure Letter.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Earnout RSUs” has the meaning set forth in the SCS Merger Agreement.

“Earnout Shares” has the meaning set forth in the SCS Merger Agreement.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other plan, program, arrangement, agreement or policy providing for compensation, employment, individual consulting, bonuses, incentives, commissions, profit-sharing, performance awards, stock options, restricted stock, restricted stock units, or other compensatory equity or other equity-related awards, deferred compensation, health, dental, life insurance, death, accidental death and dismemberment, disability, and welfare benefits, post-employment or retirement benefits, savings, pension, severance, termination benefits, vacation, paid time off, change of control, retention or similar payments or benefits, fringe or wellness benefits or other employee benefits or remuneration of any kind, in each case, whether written or unwritten, funded or unfunded, self-insured or insured.

“Environmental Claim” means any and all written summons, citations, directives, orders, decrees, Liens, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, demands or Proceedings, or notices of noncompliance or violation by any Governmental Authority or person involving or alleging potential liability of a party to this Agreement or one of its subsidiaries arising out of or resulting from any violation of any Environmental Law or the Release of Hazardous Material at, from, or otherwise relating to: (i) any of the Company’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by Company or any of its subsidiary; or (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries.

“Environmental Laws” means all applicable Laws relating to pollution or protection of workplace health and safety (as such relates to exposure to Hazardous Materials) or the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of Hazardous Materials, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Liability” means all liabilities, monetary obligations, losses, damages of any kind including without limitation punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party or requirement of Environmental Law, and which relate to any violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at, from, or otherwise relating to (i) any of the Company’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by Company, any of its subsidiaries or the Company’s current business; (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries.

“Environmental Permits” means any permit, registration, license or other authorization required or issued under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member, joint venture or similar interest, and any option, restricted stock, restricted stock unit, earnout share or restricted stock unit (including any Earnout Shares or Earnout RSUs), phantom equity interest, stock appreciation right, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be (or at any relevant time would have been) treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 262 et. seq), the rules, regulations and other requirements promulgated or issued thereunder by the FDA, and all comparable federal, state, local or foreign Laws.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §§ 301 et seq.), and all regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Global Trade Control Laws” means, to the extent applicable, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the OFAC; U.S. Customs Regulations; all relevant regulations and legislative instruments made under any of the above; and other relevant economic sanctions, export and import control Laws imposed by a relevant Governmental Authority applicable to the Company or Parent.

“Good Clinical Practice” means the standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected as promulgated by the FDA as set forth in the regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, as amended.

“Good Laboratory Practice” means the standards for good laboratory practices by laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time.

“Good Manufacturing Practice” means standards, practices and procedures for the manufacture, processing, packaging, testing, transportation, handling and holding of medical devices, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or controlled by a government (e.g., a healthcare professional employed by a government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.

“Governmental Authority” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, solvents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and mold, (i) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (ii) the handling or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example “hazardous substances” and “hazardous wastes” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and Resource Conservation and Recovery Act, respectively.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s and its subsidiaries’ businesses, as applicable, as of the date of this Agreement (a) all applicable federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (c) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder; (d) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (e) HIPAA and comparable state Laws; and (f) any and all other federal, state, local or foreign health care Law applicable to the Company and its subsidiaries or Parent and its subsidiaries, as applicable.

“HIPAA” means the applicable provisions of the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any person, (i) indebtedness, notes payable, bonds, debentures or other obligations of such person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such person under GAAP (excluding any operating leases of such person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (iv) obligations of such person for the deferred purchase price of property or services (other than trade payables and obligations of such person to creditors incurred in the ordinary course of business); (v) obligations of such person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements or other similar instruments; (vi) off-balance sheet financing of such person including synthetic leases and project financing; (vii) indebtedness of another person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such person; (viii) indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such person; and (ix) reimbursement obligations of such person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such person.

“Intellectual Property” means, in any jurisdiction throughout the world, all rights, title, and interests in and to all intellectual property of every kind and nature however denominated, intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all Patents, rights in inventions and plant variety rights, (ii) Trade Secrets, (iii) Copyrights, moral rights and related rights (iv) rights in Software and rights in databases, (v) Trademarks and rights to sue for passing off and/or for unfair competition, (vi) registered domain names and social media designations, identifiers, handles or similar, (vii) supplementary protection certificates, utility models, rights in designs, topography rights, rights in information (including know-how and trade secrets) and the right to use, and protect the confidentiality of, confidential information, image rights, rights of personality and (viii) all tangible embodiments of the foregoing (in whatever form or medium) and any rights similar or equivalent to any of the foregoing subsisting now or in the future anywhere in the world, in each case whether registered or unregistered and including any and all registrations, applications, renewals or extensions of, and rights to claim priority, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and  all claims and causes of action, with respect to any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorneys’ fees.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known or reasonably foreseeable by the Company Board or a committee thereof as of the Agreement Date and becomes known after the Agreement Date; provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates, (iii) the announcement or pendency of this Agreement or the Transactions, or any Authorizations related to the Transactions, (iv) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded by the other terms of this definition), (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any facts relating to Parent or its Affiliates or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“In-the-Money Option” means each Company Stock Option that has a per share exercise price that is less than the Offer Price.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means a judgment, order, injunction or decree of any Governmental Authority.

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.01(d) of the Company Disclosure Letter.

“Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority, and as amended from time to time.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liens” means, with respect to any property or asset (including any security), any lien, mortgage, pledge, encumbrance, security interest or deed of trust.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on Datasite by the Company in connection with the Transactions on or prior to 4:00 p.m., Eastern time, at least two (2) Business Days prior to the Agreement Date and continuously through the Agreement Date.

“Net Working Capital” means (a) all trade account receivables and other receivables of the Company and its subsidiaries, minus (b) all accounts payable and accrued expenses of the Company and its subsidiaries, in each case of the preceding (a) and (b), (x) excluding all account receivables of the Company and its subsidiaries associated with the upfront payment of $12,000,000 pursuant to the Shionogi Collaboration Agreement, Transaction Expenses, accrued compensation of the Company and its subsidiaries, Closing Cash and Restricted Cash, and (y) determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company Financial Statements. Set forth on Section 1.01(e) of the Company Disclosure Letter is an illustrative example of the calculation of Net Working Capital.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Out-of-the-Money Option” means each Company Stock Option that has a per share exercise price that is equal to or greater than the Offer Price.

“Owned Company Intellectual Property” means any and all Company Intellectual Property owned or purported to be owned by the Company or its subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer and the Merger on or before the Outside Date.

“Patents” means patents, registrations, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, petty patents (or equivalent), petty patent applications (or equivalent), utility models, utility model applications, continued prosecution applications, renewals, letters patent (or equivalent), inventor’s certificates, supplementary protection certificates, substitutions, extensions, reissues and reexaminations thereof, other corresponding or similar findings or stages thereof provided for under the laws or regulations of any jurisdiction or country, and all patents that may issue or grant on such applications; assets abandoned and/or expired as of the date hereof are excluded.

“Person” or “person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” means any information (i) that relates to an identified or identifiable individual, or is (ii) defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” “individually identifiable health information,” as such terms or similar terms are defined under any Privacy Laws or any applicable Law.

“Privacy Laws” means (i) rules, requirements, and regulations of any applicable jurisdictions with respect to all privacy, data protection, data security, breach reporting and notification, or Processing of Personal Information, including, in each case to the extent applicable to the Company or its subsidiaries: (A) the California Consumer Privacy Act as amended and similar US state comprehensive data protection laws and HIPAA, and any regulations or implementing legislation promulgated and any substantially similar local rules, requirements, or regulations, (B) direct marketing by e-mail, communication by text messages or monitoring or recording of electronic communications (including voice, video, email, phone, text messaging), or telemarketing, including the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, (C) the secure disposal of records containing certain Personal Information and (D) international data transfers or data localization; and (ii) all current industry standards, that apply to the Company or its subsidiaries or with which the Company or its subsidiaries have, in writing, agreed or represented that they will comply, with respect to privacy, data protection, data security, breach reporting and notification,  or Processing of Personal Information.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Process” or “Processing” means any operation or set of operations, with respect to Personal Information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Restricted Cash” means, without duplication, (a) any cash and cash equivalents and marketable securities treated as restricted cash under GAAP, (b) any deposits held by third parties such as landlords, (c) collateral related to hedging agreements or other Indebtedness, (d) repatriation costs associated with foreign deposits, (e) cash which may not be lawfully spent, distributed, loaned or released by the Company or its subsidiaries, and (f) any other cash and cash equivalents and marketable securities that the Parent or its Affiliates (including, from and after the Offer Closing Time, the Company and its subsidiaries) will not have immediate access to the full recorded balance at the Offer Closing Time or the Merger Closing.

“Restricted Market” means any of the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Restricted Party” means (a) any person listed in any sanctions-related list of designated persons maintained by OFAC, the U.S. Department of Commerce or the U.S. Department of State, or any other applicable Governmental Authority or (b) any person located, organized or ordinarily resident in a Restricted Market.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including its rules and regulations.

“SCS Merger Agreement” means that certain Agreement and Plan of Merger by and among Social Capital Survetta Holdings Corp. I, Karibu Merger Sub, Inc. and Akili Interactive Labs, Inc, dated as of January 26, 2022.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shionogi Collaboration Agreement” means that certain Option and Collaboration Agreement, effective December 19, 2018 by and between Akili Interactive Labs, Inc. and Shionogi & Co., Ltd, as amended by Amendment No. 1, effective January 1, 2020, Amendment No. 2, effective May 1, 2020, Amendment No. 3, dated November 15, 2021 and Amendment No. 4, dated April 26, 2024.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“subsidiary” of any specified person means any other person of which such first person owns (either directly or indirectly through one or more other subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (a) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the consolidated assets of the Company (including any capital stock of the Company’s subsidiaries) on terms and conditions which the Company Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, (x) is more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)); and (y) is reasonably likely to be completed.

“Tax” means (a) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, unclaimed property, escheat, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties, fees or assessments in the nature of, or similar to, tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (b) any Liability of a type described in clause (a) payable by reason of Contract, assumption transferee or successor Liability, or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Tax Sharing Agreements” means all agreements binding a party or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding (i) any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries (ii) any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not related to Taxes).

“third party” means any person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or the Company and any of its Affiliates, and the representatives of such person.

“third party Intellectual Property” means Intellectual Property that is owned exclusively by one or more third parties.

“Trade Secrets” means trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, proprietary biologic and chemical materials, drawings, Software, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, corporate names, trade names, business names, brand names, product names, logos, slogans, get up, trade dress, social media accounts or handles and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company and the Company’s subsidiaries at or prior to the Effective Time in connection with the Transactions, including (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors; (b) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; and (c) any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Plans as in effect on the Agreement Date), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts payable as a result of any arrangements implemented or actions taken by, or at the direction of, the Parent after the Effective Time).

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Adverse Recommendation Change	Section 6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Shares	Section 3.08(e)
Bankruptcy, Equity and Indemnity Exception	Section 4.02(a)
Certificate of Merger	Section 3.03
Certificates	Section 3.09(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company ESPP	Section 3.10(d)
Company Notice	Section 6.02(b)
Company Preferred Stock	Section 4.05(a)
Company SEC Documents	Section 4.07(a)
Company Stock Option Consideration	Section 3.10(a)
Company Takeover Proposal	Section 9.03(a)
Company Termination Fee	Section 9.03(a)
Confidentiality Agreement	Section 7.01
D&O Tail Policies	Section 7.03(b)
DGCL	Recitals
Effective Time	Section 3.03
Existing D&O Policies	Section 7.03(b)
Indemnified Party	Section 7.03(a)
Intervening Event Adverse Recommendation Change	Section 6.02(b)

Legal Restraints	Section 8.01(a)
Material Contract	Section 4.12(a)
Maximum Amount	Section 7.03(b)
Merger	Recitals
Merger Closing	Section 3.02
Merger Closing Date	Section 3.02
Merger Consideration	Section 3.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	Section 2.01(a)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Price	Recitals
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Paying Agent	Section 3.09(a)
Payment Fund	Section 3.09(a)
Pre-Closing Period	Section 6.01
Qualifying Company Takeover Proposal	Section 6.02(a)
Restricted Stock Unit Consideration	Section 3.10(b)
Schedule 14D-9	Section 2.02(a)
Section 262	Section 3.08(e)
Stockholder List Date	Section 2.02(b)
Support Agreement	Recitals
Surviving Corporation	Section 3.01
Takeover Law	Section 4.23
Termination Condition	Exhibit A
Transactions	Recitals
Transfer Taxes	Section 7.06

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, the Parent Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter or the Parent Disclosure Letter, that such amendment, supplement or other modification has been made available to the other party and is also listed on the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (A) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II
THE OFFER

SECTION 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than one (1) Business Day after May 31, 2024), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern time, on the date that is twenty (20) Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such expiration time, as it may be extended otherwise pursuant to this Section 2.01(a), the “Expiration Time”). Merger Sub expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of issued and outstanding shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, (v) except as otherwise provided in this Section 2.01, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) except as otherwise provided in Section 2.01(d) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) Merger Sub may elect to (and if so requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than ten (10) Business Days each (or for such longer period as may be agreed to by Parent and the Company), if at the scheduled expiration date of the Offer any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder) and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that, notwithstanding anything to the contrary in this Agreement, Merger Sub shall not, and shall not be required to, (x) in the case of the Minimum Tender Condition being the only Offer Condition not satisfied or else validly waived as of any then-applicable Expiration Time (other than those Offer Conditions that by their nature are only to be satisfied as of the then-applicable Expiration Time, but which Offer Conditions would be satisfied or else validly waived if the Expiration Time occurred), extend the Offer by more than an aggregate fifteen (15) Business Days after the initial Expiration Time, and (y) in any event extend the Offer beyond the Outside Date. On the terms and subject only to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than three (3) Business Days after the expiration of the Offer. The time at which Merger Sub first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law. The Company shall furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) Funding the Offer. Parent shall be entitled to use or cause to be used some or all of the Closing Cash in order to pay the Offer Price with respect to each and any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and the Company shall cause the Closing Cash to be used as directed by Parent pursuant to this Section 2.01(c).

(d) Adjustments. If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action. Any aggregate payment of the Offer Price to any holder of Company Common Stock shall be rounded on a stockholder-by-stockholder basis down to the nearest whole cent.

SECTION 2.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the third (3rd) Business Day following the date on which the Offer Documents are initially filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby approves of and consents to the Offer, the Merger and the Transactions and the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 6.02(b)). In addition, the Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. The date of the list of stockholders used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence, in accordance with the Confidentiality Agreement, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

ARTICLE III
THE MERGER

SECTION 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:00 a.m., Eastern time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

SECTION 3.06 Certificate of Incorporation and Bylaws.

(a) Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately following the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.03, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 3.07 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $ 0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that (i) is owned by the Company immediately prior to the Effective Time, (ii) was owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 3.08(b) and Section 3.08(e), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”), less any applicable tax withholding. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), less any applicable tax withholding. For the avoidance of doubt, at the Effective Time, (x) any repurchase rights of the Company or other similar restrictions on shares of issued and outstanding Company Common Stock shall lapse in full and will be of no further force or effect, and all such shares of Company Common Stock shall be fully vested as of the Effective Time and (y) any Earnout Shares shall be governed by Section 3.10(c) and shall not receive any Merger Consideration.

(d) Company Warrants. In accordance with Section 2.6(b) of each Company Warrant, upon the Offer Closing Time, to the extent such Company Warrant is then outstanding and unexercised, each such Company Warrant shall automatically terminate as of immediately prior to the Offer Closing Time.  The Company shall take all actions required to ensure compliance with its obligations under the Company Warrants and to consummate the treatment of the Company Warrants in accordance with the preceding sentence. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents in connection therewith.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), less any applicable tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in, and direct, all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.09 Payment of Merger Consideration.

(a) Paying Agent. Not less than three (3) Business Days before the Merger Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration pursuant to Section 3.08(c). The Surviving Corporation will deposit with the Paying Agent, at or promptly after the Effective Time, out of Closing Cash, cash necessary to pay the Merger Consideration, if any, beyond what has been contributed by Parent, in respect of the shares of the Company Common Stock that were converted into the right to receive cash pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate Merger Consideration (without interest), less any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted. Any aggregate payment of the Merger Consideration to any holder of Company Common Stock shall be rounded on a stockholder-by-stockholder basis down to the nearest whole cent.

(e) No Further Rights in Company Equity Interests. From and after the Effective Time, any holders of any Equity Interests of or in the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Equity Interests, and such holders shall be deemed to have waived any rights arising from or related to any such Equity Interests, except as otherwise expressly provided herein.  The Merger Consideration payable in accordance with the terms of this Article III as a result of the cancellation and conversion, as applicable, of any such Equity Interests shall be deemed to be payable in full satisfaction of all rights pertaining to such Equity Interests. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable tax withholding.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Merger Consideration who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Merger Consideration to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Parent shall (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding and (ii) cooperate with the Company and any holders of Company Common Stock, Company Stock Options or Company Restricted Stock Units to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding.

SECTION 3.10 Equity Awards; Equity Interests.

(a) As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In-the-Money Option that is then outstanding (after giving effect to such acceleration) shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess of the Offer Price over the exercise price per share of the Company Common Stock underlying such Company Stock Option by (ii) the number of shares of the Company Common Stock underlying such Company Stock Option (such amount, the “Company Stock Option Consideration”). Parent shall cause the Surviving Corporation to pay the Company Stock Option Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Out-of-the-Money Option shall be cancelled for no consideration. Any aggregate payment of the Company Stock Option Consideration to any holder of Company Stock Options shall be rounded on a holder-by-holder basis down to the nearest whole cent.

(b) As of immediately prior to the Offer Closing Time, each Company Restricted Stock Unit that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company Restricted Stock Unit that is then outstanding (after giving effect to such acceleration) shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price (the “Restricted Stock Unit Consideration”). Parent shall cause the Surviving Corporation to pay the Restricted Stock Unit Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time). At the Effective Time, each Company PSU shall be cancelled for no consideration. Any aggregate payment of the Restricted Stock Unit Consideration to any holder of Company Restricted Stock Units shall be rounded on a holder-by-holder basis down to the nearest whole cent.

(c) At the Effective Time, except for Company Restricted Stock Units and Company PSUs (which are addressed by Section 3.10(b)), any right to receive any Company Common Stock upon vesting whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (whether of the Company or of the individual or otherwise), including any Earnout Shares, shall be canceled for no consideration.

(d) As of the date of this Agreement, the Company has taken any and all actions required to (i) terminate the Company’s 2022 Employee Stock Purchase Plan (the “Company ESPP”), as of immediately prior to the Effective Time, (ii)(A) terminate any offering period under the Company ESPP in effect prior to or as of the date of this Agreement and (B) provide that no new offering period shall commence after the date of this Agreement, and (iii) approve and effectuate the foregoing provisions of this Section 3.10(d), including making any determinations or resolutions of the Board of Directors of the Company or a duly authorized committee thereof.

(e) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Equity Plan or non-plan inducement award) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option, Company Restricted Stock Units, any Company PSU or any Earnout Share shall have the right to acquire any Equity Interest in the Company or the Surviving Corporation in respect thereof and each Company Equity Plan or non-plan inducement award shall terminate as of the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents (as defined below) filed with the SEC by the Company for any reporting period on or after June 29, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), in each case, at least one (1) Business Day prior to the date of this Agreement (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) prior to the execution of this Agreement, which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Organization, Standing and Corporate Power.

(a) Each of the Company and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be.  Each of the Company and its subsidiaries has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Each of the Company and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.02 Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and adopted by the Company Board.  Except for filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (i) and (ii) together, the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, the Company Board, by resolutions duly adopted at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn), has unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) made the Company Board Recommendation.

SECTION 4.03 Governmental Authorization. Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Exchange Act and any other applicable federal securities Laws and (ii) the rules and regulations of The Nasdaq Capital Market (“Nasdaq”), and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Company Material Effect.

SECTION 4.04 No Conflict. Except as set forth in Section 4.04 of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby shall conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company (any such event, a “Conflict”) under (a) any provision of any Company Charter Documents or any resolutions adopted by the board of directors or the stockholders of the Company, (b) any Material Contract, or (c) any Authorization issued to the Company or any Judgment or Law applicable to the Company or any of its properties or assets (whether tangible or intangible).  Following the Merger Closing Date, the Company shall continue to be permitted to exercise all of its rights under all Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Effect.

SECTION 4.05 Capitalization.

(a) As of the close of business on May 23, 2024 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 1,000,000,000 shares of Company Common Stock, of which 78,726,725 shares were issued and outstanding and no shares were held in the treasury of the Company and (ii) 100,000,000 shares of the Company’s undesignated preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which no shares were issued and outstanding.  As of the Capitalization Date, 133,578 shares of Company Common Stock are subject to outstanding Company Warrants. There are no other classes of capital stock of the Company authorized or issued and outstanding.  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. All issued and outstanding shares of Company Common Stock are in the form of Book-Entry Shares. From the Capitalization Date through and including the date hereof, there have been no new issuances of shares of Company Common Stock, Company Preferred Stock, Company Stock Options, Company Restricted Stock Units, Company PSUs or any other Equity Interests of or in the Company.

(b) As of the Capitalization Date, the Company has reserved 9,255,365 shares of Company Common Stock for issuance pursuant to the Company Equity Plans, 1,167,881 shares of Company Common Stock for issuance pursuant to the Company ESPP and 7,536,461 shares of Company Common Stock for issuance as Earnout Shares.  As of the Capitalization Date, there were outstanding (i) Company Stock Options to acquire 11,959,050 shares of Company Common Stock, (ii) Company Restricted Stock Units with respect to 1,821,799 shares of Company Common Stock and (iii) no shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP (estimated based on the fair market value of a share of Company Common Stock on such date).

(c) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options and the vesting and settlement of Company Restricted Stock Units, in each case, outstanding as of the Capitalization Date under the Company Equity Plans.  As of the close of business on the Capitalization Date, the Company has not granted any other Equity Interests or any other rights to a third party to acquire capital stock from the Company other than the Company Stock Options and the Company Restricted Stock Units set forth in Section 4.05(c) of the Company Disclosure Letter.  Section 4.05(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Stock Option and Company Restricted Stock Unit award and, with respect to each, (i) the number of shares of Company Common Stock (vested and unvested) subject to such Company Stock Option or Company Restricted Stock Unit award, as applicable, (ii) status of the Company Stock Option as an incentive stock option within the meaning of Section 422 of the Code, (iii) the name of the holder, (iv) the date of grant, (v) the expiration date and, (vi) where applicable, the exercise price thereof.  No Company Stock Option has been granted with a per share exercise price that is less than the fair market value of a share of Company Common Stock on the date such Company Stock Option was granted. Each Company Restricted Stock Unit and Company Stock Option was granted in all material respects in accordance with the terms of the applicable Company Equity Plan and applicable Laws, including Nasdaq listing rules. The Company has the requisite power and authority, in accordance with the Company Equity Plans and the Company ESPP, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 3.10.

(d) Except as set forth in Section 4.05(d) of the Company Disclosure Letter, as of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(e) As of the date of this Agreement, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Equity Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under the Company Equity Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 4.05(e) of the Company Disclosure Letter between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries, (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company is a party, in each case pursuant to which any person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock of the Company (other than under the Company Equity Plans), and (iii) there are no outstanding obligations of the Company to accelerate the vesting of any Equity Interests of the Company under any provision of any Company Equity Plans or any Contract or other agreement evidencing any outstanding Company Stock Options or Company Restricted Stock Units.

(f) Except for the Support Agreements or as otherwise set forth on Section 4.05(f) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests in the Company.

(g) Subject to the assumptions set forth in Section 4.05(g) of the Company Disclosure Letter, the aggregate consideration payable for any Equity Interests of or in the Company, including the shares of Company Common Stock, Company Warrants, Company Stock Options, Company Restricted Stock Units and Earnout Shares, under Article II and Article III and otherwise to consummate the Offer and the Merger as of the date of this Agreement and as of the Merger Closing Date shall not exceed $35,000,000 (the “Aggregate Consideration”), which consists of (i) $34,169,338 with respect to holders of Company Common Stock, (ii) $0 with respect to holders of the Company Warrants, (iii) $39,956 with respect to holders of Company Stock Options, (iv) $790,706 with respect to Company Restricted Stock Units, and (v) $0 with respect to any Earnout Shares; provided that the Company shall not be deemed to have breached this Section 4.05(g) (A) solely by virtue of proper exercises of Company Stock Options or the vesting of the Company Restricted Stock Units outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Stock Options or vesting of Company Restricted Stock Units does not increase the Aggregate Consideration, or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii) and (iii) of this  Section 4.05(g), so long as such changes do not increase the Aggregate Consideration.

(h) Section 4.05(h) of the Company Disclosure Letter sets forth an estimate of the aggregate Transaction Expenses as of the Offer Closing Time. Such estimate was prepared in good faith based on reasonable assumptions.

(i) True, correct and complete copies of the Company Warrants have been made available to Parent.

SECTION 4.06 Subsidiaries.

(a) Other than the subsidiaries of the Company set forth on Section 4.06(a) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other Equity Interest or any other capital stock of any person, and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any subsidiary of the Company.

(b) All outstanding shares of capital stock, voting securities or other Equity Interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (where such concept is applicable under applicable Law) and all such securities are owned beneficially and of record by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Company Permitted Liens).  As of the date of this Agreement, there are no outstanding obligations of any subsidiary of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any subsidiary of the Company.

(c) Except as set forth in Section 4.06(c) of the Company Disclosure Letter, there are no (i) outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any subsidiary of the Company or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a subsidiary of the Company or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any subsidiary of the Company to which the Company or any of its subsidiaries is a party.

(d) Section 4.06(d) of the Company Disclosure Letter sets forth, as of the date hereof, for each of the Company’s subsidiaries and joint ventures: (i) its jurisdiction of organization, (ii) its authorized capital stock or other Equity Interests, (iii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iv) the record owner(s) thereof.  Except for the ownership of Equity Interests in the Company’s subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its subsidiaries owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

SECTION 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Letter, all of the reports, statements, schedules, forms and other documents filed or required to be filed by the Company with the SEC (such reports, statements, schedules, forms and other documents filed by the Company and those filed by the Company subsequent to the date hereof, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by the Company to the SEC (such reports, statements, schedules, forms and other documents furnished by the Company and those furnished by the Company subsequent to the date hereof, collectively, the “Company Furnished Documents”), in each case in respect of reporting periods commencing on or after January 1, 2021 (including any notice required under Section 13(r) of the Exchange Act) have been timely filed or furnished, as applicable.  As of their respective filing dates, such Company SEC Documents and Company Furnished Documents complied, or, if not yet filed or furnished, shall comply, in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of such Company SEC Documents or Company Furnished Documents as of their respective filing dates contained, and no Company SEC Document or Company Furnished Document as of their respective filing date shall contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective on or prior to the date of this Agreement, did not, and if filed effective subsequent to the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC in respect of reporting periods commencing on or after January 1, 2021 and relating to such Company SEC Documents and Company Furnished Documents, together with all written responses of the Company thereto, other than such comment letters or responses available on EDGAR as of the date of this Agreement.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents or Company Furnished Documents.  To the knowledge of the Company, as of the date hereof, there are no internal or third party inquiries or investigations regarding accounting practices of the Company or otherwise regarding the Company.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, the “Company Financial Statements”) complied at the time they were filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements for any quarter of the current fiscal year, to normal year-end audit adjustments).

(c) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or other person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or any of its subsidiaries’ published financial statements or any Company SEC Documents.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.  Since January 1, 2021, (i) neither the Company nor any of the Company’s subsidiaries, nor, to the knowledge of the Company, has any director or executive officer of the Company or any of the Company’s subsidiaries received any material complaint, allegation, assertion or claim, that the Company or any of its subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the  chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.  The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g) Since January 1, 2021, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.

(h) Except as set forth in Section 4.07(h) of the Company Disclosure Letter, the Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2021, neither the Company nor any of its subsidiaries has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.  Since January 1, 2021 to the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency or Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its subsidiaries.

(i) Section 4.07(i) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and its subsidiaries, together with the amounts outstanding under such Indebtedness and necessary to payoff or unwind such Indebtedness.

SECTION 4.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.09 Absence of Certain Changes or Events. Since March 31, 2024 through the date hereof, the Company and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices in all material respects and there has not been (a) any event, occurrence, development or state of circumstances, facts or condition in such period that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) other than as set forth in Section 4.09 of the Company Disclosure Letter, any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(b) (other than clauses (ii), (xiii) or (xiv) thereof).

SECTION 4.10 No Undisclosed Liabilities. Except as disclosed in the Company Financial Statements filed prior to the date hereof and except for liabilities incurred in the ordinary course of business since March 31, 2024, the Company and its subsidiaries do not have any liabilities of any nature, whether accrued, absolute, contingent, direct or indirect that are payable by the Company, or otherwise, required by GAAP to be reflected or reserved against in the Company Financial Statements, other than liabilities that would not reasonably be expected, individually or in the aggregate, to have a Company Material Effect.

SECTION 4.11 Compliance with Laws and Court Orders. Since January 1, 2021, the Company and its subsidiaries are and have been in compliance with all Laws applicable to them, any of their properties or other assets or any of their respective businesses or operations, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect.  To the knowledge of the Company, as of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened in writing except for any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect.

SECTION 4.12 Contracts.

(a) As of the date of this Agreement, none of the Company, any of its subsidiaries or their respective properties or other assets is a party to or bound by any Contract (other than Company Plans):

(i) pursuant to which the Company, any of its subsidiaries or any other party thereto has material continuing obligations, rights or interests and including annual payments made by the Company and its subsidiaries of $50,000 or more relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product candidate for which the Company or any of its subsidiaries is currently engaged in research or development, including but not limited to: (A) material manufacture or supply services or material Contracts with contract research organizations for clinical trials-related services; (B) material transfer Contracts for pre-clinical products or clinical products of the Company or any of its subsidiaries with commercial, pharmaceutical or biotechnology companies; (C) Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its subsidiaries or income or revenues related to any clinical product candidate of the Company or any of its subsidiaries; and (D) Contracts pursuant to which the Company has minimum purchase obligations;

(ii) that contains any non-compete or exclusivity provision or limits, curtails or restricts the ability of the Company or any of its subsidiaries (or which following the consummation of the Merger and the other transactions contemplated hereby would reasonably be expected to limit the ability of the Surviving Corporation) in a manner that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted (A) to compete in any line of business, in any geographic area or with any person and (B) to sell to or purchase from any other person or entity;

(iii) that requires the Company, or any successor to, or acquirer of, the Company, to make any payment to another person, or requires the consent of another person, in each case in connection with a change of control of the Company or gives another person a right to receive or elect to receive a change of control payment;

(iv) that is a joint venture or partnership agreement or other similar agreement or arrangement;

(v) for the acquisition, disposition or lease of businesses (whether by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2021;

(vi) that is a loan or credit agreement, indenture, note or other Contract or instrument relating to or evidencing Indebtedness for borrowed money (including any guarantee thereto) or any Contract pursuant to which Indebtedness for borrowed money may be incurred or guaranteed, including any Contract that is a financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities;

(vii) that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of the Company or any of its subsidiaries, in each case involving annual payments of more than $50,000;

(viii) that is a Collective Bargaining Agreement (as defined below);

(ix) that contains any “standstill” or similar agreement to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another person;

(x) that is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company;

(xi) that is a Contract with any contract research organization or other agreement with a third party which is conducting one or more clinical studies on behalf of the Company or its subsidiaries and is reasonably expected to require payment of more than $50,000 within twelve (12) months prior to or after the date of this Agreement;

(xii) involves the use or license by the Company or its subsidiaries of any material Software used by the Company or its subsidiaries in the business of the Company as presently conducted (other than (A) non-customized Software subject to shrink-wrap, click-wrap and off-the-shelf or commercially available Software and (B) open source Software), in each case involving annual payments of more than $50,000;

(xiii) is a Company IP Agreement of the type set forth in Section 4.15(g) or Section 4.15(h) of the Company Disclosure Letter or involves the joint development of products or technology with a third party;

(xiv) pursuant to which the Company or any of its subsidiaries has payment obligations for, or otherwise expects to incur, $50,000 or more, whether over the remaining term of the Contract or within the next twelve (12) month period;

(xv) contemplates the payment of any Transaction Expenses; or

(xvi) that is any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

All Contracts, arrangements, commitments or understandings described in this Section 4.12(a), together with each Company Real Property Lease (as defined below), shall be collectively referred to as the “Company Material Contracts.”

(b) Except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Effect, as of the date hereof, (i) each of the Company Material Contracts is valid, binding and in full force and effect with respect to the Company and its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and enforceable, in all material respects, in accordance with its terms by the Company and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception); (ii) the Company and each of its subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties; (iii) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (iv) to the knowledge of the Company, no party to any Company Material Contract has given the Company or any of its subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof.  Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default by the Company under any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, Company Material Effect.  True, unredacted and complete copies of all of the Company Material Contracts have been made available to Parent.

SECTION 4.13 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, Company Material Effect, there is no Proceeding pending or, to the knowledge of the Company, any Proceeding pending and not served or threatened, to which the Company or any of its subsidiaries is a party.  There are no material outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on the Company or its subsidiaries.  There are no internal investigations or internal inquiries that, since January 1, 2021, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

SECTION 4.14 Property.

(a) Neither the Company nor any of its subsidiaries owns or has ever owned any real property.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its subsidiaries as tenant, subtenant or occupant as of the date of this Agreement and material to the business of the Company and its subsidiaries, taken as a whole (collectively, the “Company Leased Real Property”).  No Company Leased Real Property is subject to any Lien, including without limitation, any right to the use or occupancy of any Company Leased Real Property, other than Company Permitted Liens.  Each Company Real Property Lease constitutes the entire agreement between the parties thereto with respect to the Company Leased Real Property leased thereunder, and is, with respect to the Company or the applicable subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid, binding and enforceable obligation of the Company or the applicable subsidiary of the Company, subject to the Bankruptcy and Equity Exception.  As of the date hereof, the Company has not received any written notice of termination or cancellation of or of a breach or default under any Company Real Property Lease that remains uncured as of the date of this Agreement nor, to the knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Company Real Property Lease, or permit the termination or cancellation of any such Company Real Property Lease.  With respect to the Company Leased Real Property, Section 4.14(b) of the Company Disclosure Letter also contains a true and complete list as of the date hereof of all agreements under which the Company or any of its subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of the Company and its subsidiaries, taken as a whole (each a “Company Real Property Lease”).  The Company has heretofore made available to Parent true and complete copies of the Company Real Property Leases.

(c) With respect to each of the Company Leased Real Properties, neither the Company nor any of its subsidiaries has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate contained in the Company Real Property Leases.

(d) Neither the Company nor any of its subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and the Company has not received written notice threatening any such Proceedings, in each case, affecting any material portion of the Company Leased Real Property.  Neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending Proceeding pertaining to or affecting any material portion of the Company Leased Real Property.  As of the date hereof, none of the material improvements located on any parcel of Company Leased Real Property that is material to the business of the Company and its subsidiaries, taken as a whole, has been damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of the Company in the ordinary course.

(e) To the knowledge of the Company, there are no conditions or defects, latent or otherwise, to the Company Leased Real Property that would, individually or in the aggregate, reasonably be expected to have a Company Material Effect.

(f) None of the Company’s or its subsidiaries’ current use of the Company Leased Real Property violates any restrictive covenant of record that affects any of the Company Leased Real Property or any applicable Laws, in each case to the extent the same would reasonably be expected to have a Company Material Effect.

SECTION 4.15 Intellectual Property; Privacy and Data Security.

(a) The Company or its subsidiaries own, are licensed under Company Inbound IP Agreements that are in full force and effect, or otherwise have the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property, all registrations of any of the foregoing, or applications therefor, that the Company and its subsidiaries use in their respective businesses (collectively, and along with the Company Registered Intellectual Property, the “Company Intellectual Property”). The foregoing representation and warranty shall not be interpreted as a representation and warranty regarding infringement, misappropriation, or other violations of third party Intellectual Property, which is dealt with exclusively in Section 4.15(e).  The Company Intellectual Property constitutes all of the material Intellectual Property used in and necessary to enable the conduct of  the businesses of the Company and its subsidiaries as presently conducted by the Company and its subsidiaries. Except as otherwise indicated in Section 4.15(a) of the Company Disclosure Letter, the Company or its subsidiaries is the sole and exclusive owner of all rights, title and interests in and to the Owned Company Intellectual Property, and the Owned Company Intellectual Property, and to the knowledge of the Company, all other Company Intellectual Property, is free and clear of all Liens (other than Company Permitted Liens) and, in any event, shall be fully transferable, alienable or licensable by the Company or its subsidiaries, as the case may be, to the Parent or the Merger Sub, without restriction and without payment of any kind to any person that is a direct cause of the consummation of the transactions contemplated by this Merger. To the knowledge of the Company, each of the Company or its subsidiaries, as the case may be, has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement of the Owned Company Intellectual Property and to retain for itself any damages recovered in any such action. To the knowledge of the Company, neither the Company nor its subsidiaries have (i) transferred ownership of, or granted any exclusive license with respect to, any Owned Company Intellectual Property to any other person, or (ii) done any act where such action would cause the rights of any of the Company or its subsidiaries in any Owned Company Intellectual Property that the Company or its subsidiaries intended to keep confidential to enter into the public domain.

(b) Section 4.15(b)(i) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all Patents, registered Trademarks, and registered Copyrights (i) that are Owned Company Intellectual Property, or (ii) that are exclusively licensed to the Company or its subsidiaries, indicating for each (as applicable) the name of the current record owner(s), the applicable jurisdiction(s), the application or registration number(s) and the agreement under which the Company receives its license thereunder (if applicable). The Company Intellectual Property owned by the Company or its subsidiaries, is subsisting, valid, enforceable and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Company Registered Intellectual Property that is denoted by a Governmental Authority as expired, lapsed or abandoned).  All Company Registered Intellectual Property which has been issued, granted or registered is valid and enforceable.  Section 4.15(b)(ii) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which the Company or its subsidiaries is the registrant and any social media handles used by or owned by the Company or its subsidiaries.

(c) With respect to Company Intellectual Property which has been registered, issued, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrar(s)), or any applications for any of the foregoing (“Company Registered Intellectual Property”), the Company has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise materially adversely affecting its enforceability, use, or priority, and each such item is not subject to any unpaid maintenance fees or Taxes. With respect to Company Registered Intellectual Property, to the knowledge of the Company, all duties of disclosure, candor and good faith have been complied with.  With respect to the Company Registered Intellectual Property, to the knowledge of the Company, all other material procedural and formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), have been complied with, including inventors having been properly identified on all Patents, all necessary documents (including necessary affidavits of inventorship, ownership, use and continuing use and other filings) have been timely filed with the relevant Governmental Authority, all necessary registration, maintenance and renewals fees and other fees have been timely paid, and, except as set forth on Section 4.15(c) of the Company Disclosure Letter, no actions that must be taken by any of the Company or its subsidiaries within 90 days of the Merger Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, or applications for the purposes of maintaining, perfecting, preserving or renewing any such Company Registered Intellectual Property.  Assignment documents have been validly executed and filed with relevant Governmental Authorities to the extent necessary to transfer to the Company or its subsidiaries title to any of the Company’s or its subsidiaries owned Company Registered Intellectual Property previously owned by a third party and to record such transfer. Each of the Company’s or its subsidiaries’ solely owned Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of the Company’s or its subsidiaries’ solely owned Patents have assigned their rights under the Company’s or its subsidiaries’ owned Patents to the Company or its subsidiaries, respectively. All assignments to the Company or its subsidiaries of the Company Registered Intellectual Property owned by the Company or its subsidiaries, respectively, are, to the knowledge of the Company, valid and enforceable.

(d) To the knowledge of the Company, no third party has, directly or indirectly, interfered with, infringed upon, misappropriated, diluted, violated, or asserted any competing claim of right to use or own any of the Company Intellectual Property.  There is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or Proceeding pending, asserted or, to the knowledge of the Company, threatened in writing against the Company or its subsidiaries concerning the validity, registrability, enforceability, use, duration, scope, priority, ownership or other violation of, or which restricts in any manner the use, provision, transfer, assignment or licensing of, any Company Intellectual Property except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Owned Company Intellectual Property. Neither the Company nor its subsidiaries have misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Company Registered Intellectual Property. Since January 1, 2021, neither the Company nor its subsidiaries or its subsidiaries’ respective representatives have sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Owned Company Intellectual Property.

(e) To the knowledge of the Company, the conduct and operation of the business of the Company or its subsidiaries, has not, directly or indirectly, interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of third parties.  No claim or action alleging infringement, misappropriation, dilution, or other violation of any third party Intellectual Property is pending or, to the knowledge of the Company, threatened against the Company, its subsidiaries or to the knowledge of the Company, any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its subsidiaries with respect to such claim or action.  Neither the Company nor its subsidiaries has received any written (or to the knowledge of Company, any non-written) charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) from any third party alleging or threatening to allege that the operation of the business of the Company and its subsidiaries has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of such third party (including any claim that the Company or its subsidiaries must license, or any claim that the Company must refrain from using any Intellectual Property).  To the knowledge of the Company, there is no other assertion, threat, claim, complaint, or demand from any third party alleging that the operation of the business of Company and its subsidiaries, or any of the products or services of the Company or its subsidiaries, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any third party (including any claim that the Company or its subsidiaries must license, or any claim that the Company must refrain from using any Intellectual Property).

(f) All prior art and information known to the Company and its subsidiaries and material to the patentability of the Patents comprised in the Company Registered Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents comprised in the Company Registered Intellectual Property in accordance with applicable Laws. Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Company Registered Intellectual Property.

(g) Section 4.15(g) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all agreements under which the Company or its subsidiaries has (i) been granted an exclusive or non-exclusive license under any Intellectual Property from a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including Contracts under which the Company or any of its subsidiaries receives a non-exclusive license from a service provider or consultant to use confidential information or background Intellectual Property of such service provider or consultant solely for the purpose of exploiting deliverables provided by such service provider or consultant), (ii) acquired or agreed to acquire any Intellectual Property from a third party other than an employee or consultant in connection with the services performed on  behalf of the Company or its subsidiaries, other than agreements entered into in the ordinary course of business, or (iii) received any option or other right from a third party to obtain a license under or acquire any Intellectual Property, other than agreements entered into in the ordinary course of business (“Company Inbound IP Agreements”).

(h) Section 4.15(h) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all agreements under which the Company or its subsidiaries has (i) granted an exclusive or non-exclusive license or covenant not to sue, under any Owned Company Intellectual Property to a third party (other than immaterial non-exclusive licenses of Owned Company Intellectual Property granted in the ordinary course of business, including Contracts under which the Company provides a non-exclusive license to a service provider or consultant to use confidential information of the Company or Owned Company Intellectual Property solely for the purpose of providing the applicable services to the Company or any of its subsidiaries thereunder), (ii) assigned or agreed to assign any Owned Company Intellectual Property to a third party (other than Contracts under which the Company makes an assignment to a service provider or consultant to improvements to such service provider’s or consultant’s background Intellectual Property made thereunder or otherwise entered into in the ordinary course of business), (iii) granted any third party an option or other right to obtain any such license, covenant not to sue, or assignment, other than agreements entered into in the ordinary course of business or (iv) covenanted not to pursue patent protection with respect to any invention or technology other than agreements entered into in the ordinary course of business (“Company Outbound IP Agreements” and together with the Company Inbound IP Agreements, the “Company IP Agreements”). The Company has provided Parent with true and correct copies of all Company IP Agreements, and any form of nondisclosure agreement used by the Company or its subsidiaries in the ordinary course of business.

(i) Section 4.15(i) of the Company Disclosure Letter sets forth as of the date hereof all license, collaboration, or other agreements under which the Company owes royalties or other financial obligations to third parties in connection with the sale of Company products and services.  Except as set forth in Section 4.15(i) of the Company Disclosure Letter, neither the Company nor its subsidiaries has agreed to, nor has an obligation to pay any third party royalties or payments in connection with the sale of Company products and services.

(j) Except as will not and is not reasonably expected to have, individually or in the aggregate, a Company Material Effect, the execution of, the delivery of, and the consummation of the Merger shall not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property, including a third party gaining the right to modify or terminate any Company IP Agreement, (ii) breach of any Company IP Agreement, (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other person, (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property; (v) grant to any third party any right to any Intellectual Property owned by, or licensed to, any of the Parent or the Merger Sub; or (vi) of the Parent or the Merger Sub being obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by any of the Company or its subsidiaries in the absence of this Merger or the transactions contemplated by this Merger.

(k) To the knowledge of the Company, none of the activities of the employees of the Company or its subsidiaries violates any agreement or arrangement which any such employees have with former employers.  All current and former employees, advisors, partners, contractors and consultants who contributed to or otherwise are or were involved in the discovery, creation, invention or development of any Intellectual Property (whether individually or jointly) for or on behalf of the Company or its subsidiaries, and any other individual (to the extent such individual has been involved in the discovery creation, invention or development of any Intellectual Property for or on behalf of any of Company or its subsidiaries) (together with the aforementioned employees, advisors, partners, contractors and consultants, the “Contributors”), did so pursuant to valid written agreements assigning and transferring all rights, titles and interests in and to such discovered or developed subject matter and Company Intellectual Property to the Company or its subsidiaries and have complied with such agreements. Without limiting the foregoing, to the knowledge of the Company, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights (to the extent permitted by Law), with respect to any Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor any of the transactions contemplated by this Agreement, including the assignment to the Parent or Merger Sub by operation of law or otherwise of any Contracts to which the Company or its subsidiaries are a party, shall provide any Contributor with any such right, claim interest or option.

(l) To the knowledge of the Company, each current or former employee, advisor, partner, contractor or consultant of the Company or its subsidiaries, and each individual (to the extent such individual has been involved in the discovery creation, invention or development of any Intellectual Property for or on behalf of any of Company or its subsidiaries), who has access to, or proprietary knowledge of or information relating to, Trade Secrets of the Company or its subsidiaries has executed and delivered to the Company or its subsidiaries an agreement or agreements restricting such person’s right to use and disclose such knowledge or information of the Company or its subsidiaries.

(m) No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or its subsidiaries is party: (i) restrict the use, exploitation, assertion or enforcement anywhere in the world of any Owned Company Intellectual Property and, to the knowledge of the Company, any other Company Intellectual Property; (ii) restrict the conduct of the business of the Company, its subsidiaries or any of its respective employees as presently conducted and as currently contemplated to be conducted; or (iii) grant third parties any material or exclusive rights (including field and territory-limited rights) under any Owned Company Intellectual Property and, to the knowledge of the Company, any other Company Intellectual Property.  After the Merger Closing, no past or present director, officer, employee, consultant or independent contractor of the Company or its subsidiaries shall own (or have any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property.

(n) The Company and its subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held in confidence by the Company or its subsidiaries, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to Trade Secrets to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. No material Trade Secret of the Company or its subsidiaries has been authorized to be disclosed or, to the knowledge of the Company, disclosed to any third party in violation of confidentiality obligations to the Company or its subsidiaries.  To the knowledge of the Company, no party to a nondisclosure agreement with the Company or its subsidiaries is in material breach or default thereof.

(o) No Governmental Authority, academic, multi-national, bi-national or international organization or non-profit research facilities, funding  (including Tax incentives or relief), resources or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property.

(p) Except as will not and is not reasonably expected to have, individually or in the aggregate, a Company Material Effect: (i) the Software, hardware, databases, websites, computer equipment, servers, telecommunication systems, networks, interfaces, platforms, systems and other information technology or related infrastructure that are owned, operated, leased, used in or necessary for the conduct of the business of the Company or its subsidiaries or comprised in the Company Intellectual Property, including such information technology or related infrastructure obtained or licensed from a vendor carrying out activities on behalf of the Company or its subsidiaries (collectively, the “Company Systems”) are lawfully owned, leased, or licensed by the Company or its subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or are reasonably expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, (iii) all Company Systems perform in all material respects in accordance with the design specifications to which such Company Systems were developed, and all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by any of the Company and its subsidiaries were performed properly and in conformity with all applicable Laws, (iv) there have not been any material incidents of unauthorized access or other security breaches of the Company Systems, and (v) to the knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults, or other disabling code that are reasonably likely to (x) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (y) enable or assist any person to access Company Systems without proper authorization.  To the knowledge of the Company, the Company Systems do not contain and are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop-dead device,” “virus,” malware or other Software routines or components that permit unauthorized access to, maliciously disable, unauthorized disablement of, maliciously encrypt, or erase Software, hardware, or data, including the Company Systems (“Contaminants”). Each of the Company and its subsidiaries have taken commercially reasonable steps to prevent the introduction of Contaminants into the Company Systems. The Company and its subsidiaries are not in material breach of any of their Contracts relating to material Company Systems.

(q) Neither the Company nor any of its subsidiaries has used Open Source Software in any manner that would or could, with respect to any Company Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for any of the Company or its subsidiaries (including, after the Merger Closing Date, the Parent, Merger Sub or any of their Affiliates) with respect to any Intellectual Property owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of any of the Company or its subsidiaries with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company or its subsidiaries in any way, each such entity is, and has at all times been, in material compliance with all applicable licenses with respect thereto.

(r) Neither the Company, its subsidiaries nor any other person acting on their behalf, has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any source code for any Company Systems, except for disclosures to employees or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or its subsidiaries.

(s) In connection with their Processing of any Personal Information, the Company and its subsidiaries are and, in the past six (6) years have been, in material compliance with all applicable Privacy Laws, the Company’s or any subsidiary’s publicly posted privacy policies, and the requirements of any contract to which the Company or any of its subsidiaries is a party (collectively, “Company Privacy Requirements”).

(t) The Company and its subsidiaries have provided all required privacy notices to, and obtained all requisite Consents from each Person from whom Personal Information is collected, to the extent required under Company Privacy Requirements. In the past six (6) years, the Company and its subsidiaries have materially complied with all valid, verifiable, and lawful requests pertaining to access, rectification, portability, deletion, restriction, automated decision making or objection of any natural person made to the Company or any of its subsidiaries regarding Personal Information Processed by or on behalf of the Company or any of its subsidiaries when required by Company Privacy Requirements.

(u) To the knowledge of the Company, neither the Company nor its subsidiaries,  is subject to any material contractual requirements or other material legal obligations that, following the Merger Closing, would prohibit Parent from receiving or using Personal Information in the manner in which the Company and its subsidiaries received and used such information prior to the Merger Closing.

(v) The Company and its subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect the information technology systems used in connection with its operations and to protect all confidential information, Trade Secrets, and Personal Information collected by it or on its behalf from and against unauthorized access, use, destruction, loss, theft, modification and/or disclosure, as set forth by Company Privacy Requirements.  To the Company’s knowledge, in the past six (6) years, neither the Company nor its subsidiaries have experienced (and to the knowledge of the Company, no supplier, vendor or service provider that Processes Personal Information on behalf of the Company or its subsidiaries has notified the Company or any subsidiary in writing about) any material security breaches or incidents, unlawful, accidental or unauthorized destruction, loss, theft, use, modification or disclosure of, or access to, confidential information, Trade Secrets, and Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company or any of its subsidiary. To the knowledge of the Company, neither the Company nor any of its subsidiaries has within the preceding six (6) years received any subpoena, demand, or other written notice from any person or Governmental Authority investigating, inquiring into, or otherwise relating to any violation of any Company Privacy Requirement.

(w) The Company and its subsidiaries have taken commercially reasonable steps to contractually require that any third party with access to Personal Information collected by or on behalf of the Company or its subsidiaries protect Personal Information from unauthorized access or disclosure.

SECTION 4.16 Taxes.

(a) (i) The Company and each of its subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its subsidiaries have paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return; and (iii) the unpaid Taxes of the Company and each of its subsidiaries (A) did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (B) shall not materially exceed that reserve as adjusted for the passage of time through the Merger Closing Date in accordance with the past custom and practice of the Company and its applicable subsidiaries in filing its Tax Returns.

(b) Since the date of the most recent consolidated financial statements the Company has not taken any action that may result in an increase of the excise tax applied pursuant to Section 4501 of the Code.

(c) To the knowledge of the Company, the Company and each of its subsidiaries:

(i) have materially complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(ii) have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return obtained in the ordinary course of business;

(iii) have no ongoing, pending or threatened audits, examinations, or assessments (or other similar Proceedings initiated by a Governmental Authority) in respect of Taxes or Tax matters to which the Company or any of its subsidiaries is a party;

(iv) have never been members of any affiliated groups filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company);

(v) are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its subsidiaries or among the Company’s subsidiaries) pursuant to which it may have any obligation to make any payments for Taxes after the Effective Time and have no liability for Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vi) have no Liens for Taxes upon any property, assets or equity of the Company or any of its subsidiaries, other than Company Permitted Liens described in clause (i) of the definition thereof;

(vii) have not entered into any “closing agreement” under section 7121 of the Code, or other similar agreement with a Governmental Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its subsidiaries is currently pending with any Governmental Authority, and no such ruling, relief or advice has even been obtained; and

(viii) do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d) Each of the Company and its subsidiaries is, and always has been, classified and treated for U.S. federal income Tax purposes as set forth on Section 4.16(d) of the Company Disclosure Letter.

(e) Within the past five (5) years, neither the Company nor its subsidiaries has distributed shares, stock, membership interests or other form of equity ownership interest of another person, and nor has had its shares, stock, membership interests or other form of equity ownership interest distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code, and nor has had property or cash in respect of its shares, stock, membership interests or other form of equity ownership distributed in redemption thereof or otherwise.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local and non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to Company or any of its subsidiaries which agreement or ruling would be effective after the Merger Closing Date.

(g) No written claims have ever been made by any Tax authority in a jurisdiction where Company or any of its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. Company and each of its subsidiaries is a tax resident only in its jurisdiction of formation. None of Company and its subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized).

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of (i) any change in, or use of an improper, method of accounting for a pre-Closing Tax period, (ii) any deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) any installment sale or open transaction disposition made prior to the Merger Closing, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Merger Closing, (v) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law), or (vi) any election pursuant to Section 965 of the Code.

SECTION 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent, as applicable, (i) the plan document (or, with respect to any unwritten Company Plan, a written description thereof), (ii) the most recent annual report (Form 5500) prepared in connection with any such Company Plan, with accompanying schedules, (iii) the most recent summary plan description, together with any summary of material modification thereto, (iv) the trust, insurance policy or other funding Contract (including all amendments thereto), if any, (v) the most recent determination or opinion letter, if any, from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, (vi) the most recent actuarial or valuation report, (vii) any nonroutine material communications with any Governmental Authority during the past three (3) years, and (viii) the most recent nondiscrimination testing results.

(b) Each Company Plan and trust that is intended to be qualified under Section 401(a) of the Code is covered by a currently effective, favorable determination letter, or is established on a pre-approved form of plan document that is covered by a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the knowledge of the Company, (i) no revocation of any such determination, advisory, or opinion letter has been threatened by any Governmental Authority, and (ii) no circumstances exist that could reasonably be expected to result in the loss of such qualified status under Section 401(a) of the Code or material liability to the Company.

(c) No Company Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has ever sponsored, maintained or contributed (or been required to contribute) to, or has or otherwise has had any obligations or incurred any liability, whether actual or contingent, with respect to (i) any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(d) Each Company Plan has been established, operated, administered, and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws, including ERISA and the Code. All contributions, premiums and expenses due to or in respect of any Company Plan as required by applicable Law and the terms of such Company Plan have been timely made or paid in full or properly accrued in accordance with applicable law. To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in a transaction that could reasonably be expected to subject the Company or any ERISA Affiliate to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, and no breach of fiduciary duty has occurred in connection with the administration or investment of the assets of any Company Plan in connection with which the Company would reasonably be expected to incur any material liability. With respect to any Company Plan, no excise Tax would reasonably be expected to be imposed upon the Company under Chapter 43 of the Code. Neither the Company nor any subsidiary has any current liability for any Taxes or penalties imposed under Section 4980B of the Code or any other similar applicable Laws or the Patient Protection and Affordable Care Act.

(e) Neither the Company nor any of its subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for any retired, former or current employee, officer, director or other service provider of the Company or any of its subsidiaries (or any dependent or beneficiary thereof) except coverage or benefits as required under Section 4980B of the Code or any other applicable Laws at the participant’s sole expense.

(f) Except as set forth in Section 4.17(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall (either alone or together with a termination of employment or other event), (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its subsidiaries to severance pay or any other payment or benefit under any Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Plan, (iii) increase the amount payable under any Company Plan (iv) result in the payment or provision of an “excess parachute payment” (as defined in Section 280G of the Code) to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its subsidiaries. No Company Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code or (v) create or otherwise result in any liability with respect to any Company Foreign Plan.

(g) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance issued thereunder. No Company Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(h) There is no material Proceeding pending against or, to the knowledge of the Company, threatened against, any Company Plan or the assets of any Company Plan or otherwise involving any Company Plan, before any Governmental Authority, other than routine claims for benefits.  No Company Plan is, or in the past three (3) years has been, the subject of an investigation, examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(i) Each Company Foreign Plan has been registered and maintained in all material respects in compliance with its terms and in all material respects with the requirements of applicable Laws and in good standing with applicable regulatory authorities. Except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Company Foreign Plan at any time for any reason in accordance with the terms of each such Company Foreign Plan and applicable Law without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company balance sheet and any normal and reasonable expenses incurred in a termination event). No Company Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not accrued on the Company Financial Statements. No Company Foreign Plan provides for any form of defined benefit or final salary pension for any employee.

SECTION 4.18 Employment Matters.

(a) True and complete information as to the name, current job title, work location, base salary and target bonus for all current employees of the Company and its subsidiaries has been provided to Parent.  No current employee of the Company of any of its subsidiaries is employed under a nonimmigrant work visa or other work authorization. No current employee of the Company or any of its subsidiaries at the level of Director or above, (i) to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed specific plans to terminate employment with the Company or any of its subsidiaries within the twelve (12) month period following the date hereof, or (ii) has been the subject of any sexual harassment, sexual assault or sexual discrimination allegations in his or her capacity as an executive of the Company or any of its subsidiaries. The employment of all employees of the Company and its subsidiaries is terminable “at will” without any penalty, notice or severance obligations on the part of the Company or any of its subsidiaries.

(b) True and complete information as to the name, location, services provided, fees and start and end dates of engagement for all individual independent contractors of the Company and its subsidiaries has been provided to Parent. The engagement of all individual independent contractor engaged by the Company or any of its subsidiaries is terminable upon providing notice of thirty (30) days or less without penalty.

(c) Neither the Company nor any of its subsidiaries is a party to or is bound by, or is currently negotiating, any collective bargaining agreement, labor-related agreement, or other Contract (a “Collective Bargaining Agreement”) with any labor union, works council, or other employee representative body (a “Union”).  Neither the Company nor any of its subsidiaries is the subject of a Proceeding asserting that the Company or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act).  Since January 1, 2021, no Union or group of employees of the Company or its subsidiaries has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board, any other Governmental Authority.  To the knowledge of the Company, since January 1, 2021, there have been no Union organizing activities with respect to any employees of the Company or any of its subsidiaries.  There is no, and since January 1, 2021, there has not been, any work slowdown, lockout, work stoppage, picketing, strike, or other material labor dispute or disputes or collective labor action involving the Company or any of its subsidiaries pending or, or to the knowledge of the Company, threatened.  No notice, consent or consultation obligations with respect to any employees of the Company or any of its subsidiaries, or any Union, shall be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) The Company and each of its subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Laws and Contracts, relating to employment, employment practices, and labor, including, but not limited to, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as independent contractors or employees, unemployment insurance, and collective dismissals.

(e) Since January 1, 2021, neither the Company nor any of its subsidiaries have implemented a plant closing or mass layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act (and any applicable similar foreign, state or local Laws), and no such action will be implemented without the advance notification to Parent. Section 4.18(e) of the Company Disclosure Letter sets forth an accurate and complete list of all employees of the Company and its subsidiaries who have been laid off, or whose hours of work have been reduced by more than 50% by the Company or any of its subsidiaries, in the six months prior to the date of this Agreement by name, work location, date of such action and type of action taken.

(f) Neither the Company nor any of its subsidiaries have adopted in writing,  any policy regarding redundancy or severance payments for individuals other than executives.

SECTION 4.19 Environmental Matters.

(a) Except as would not and would not be reasonably expected, individually or in the aggregate, to have a Company Material Effect:

(i) to the knowledge of the Company, there is no pending or threatened Environmental Claim regarding the Company or any of its subsidiaries or any property currently, or formerly owned, operated or leased by the Company or its subsidiaries;

(ii) with respect to real property that is currently leased or operated by the Company and its subsidiaries, and to the knowledge of the Company, with respect to real property that was formerly owned, leased or operated by the Company or its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination at any location that is reasonably likely to result in an obligation of the Company or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law;

(iii) neither (A) the Company or any subsidiary thereof (B) nor to the knowledge of the Company any entity previously owned by the Company or any subsidiary thereof, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third party location that is reasonably likely to result in an Environmental Claim or Environmental Liability;

(iv) neither the Company nor any subsidiary thereof has expressly assumed or undertaken responsibility for any liability or obligation of any other person arising under Environmental Laws; and

(v) to the knowledge of the Company, the Company has made available to Parent environmental site assessments reasonably available and in its possession respecting material environmental conditions at properties  currently leased or used by the Company or its subsidiaries.

(b) Except as would not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect, to the knowledge of the Company, the Company and each of its subsidiaries are, and since January 1, 2021, have been, in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

SECTION 4.20 Regulatory Matters; Compliance.

(a) Each of the Company and its subsidiaries is, and since January 1, 2021, has been, in material compliance with applicable FDA Laws.  Since January 1, 2021, neither the Company nor any of its subsidiaries has received any written notification of any pending or threatened Proceeding, enforcement or investigation from any Governmental Authority, including the FDA, alleging potential or actual non-compliance by, or liability of, the Company or any of its subsidiaries under FDA Laws.

(b) The Company and its subsidiaries hold such licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations, including applicable FDA device establishment registration, applicable state device manufacturer or distributor licenses, and others as required under the FDA Laws for the conduct of the business of the Company and its subsidiaries as currently conducted (collectively, the “Company FDA Permits”) and all such Company FDA Permits are in full force and effect.  Since January 1, 2021, the Company and its subsidiaries have fulfilled and performed all of their material obligations with respect to the Company FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company FDA Permit.  Since January 1, 2021, the Company and its subsidiaries have filed, maintained, or furnished to the FDA or any comparable Governmental Authority all material applications, reports, documents, claims, submissions, and notices required by the Company FDA Permits or under the applicable FDA Laws, and all such filings were timely made and were complete and correct in all material respects (or were corrected in or supplemented by a subsequent filing).  Since January 1, 2021, neither the Company nor any of its subsidiaries have received any Form FDA 483, warning letter, untitled letter or other written correspondence or notice from the FDA or any comparable Governmental Authority alleging or asserting noncompliance with any Company FDA Permits or FDA Laws. No manufacturing site owned by the Company or its subsidiaries or, to the knowledge of the Company, any of the Company’s or its subsidiaries’ respective contract manufacturers, is, or has been since January 1, 2021, subject to a material shutdown or import or export prohibition imposed by the FDA or another Governmental Authority.

(c) Since January 1, 2021, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable FDA Laws, including FDA Laws relating to Good Clinical Practices and Good Laboratory Practices.  Since January 1, 2021, no clinical studies conducted by or on behalf of the Company or its subsidiaries have been placed on clinical hold, remain on clinical hold or have been terminated or suspended at the request of a Governmental Authority or institutional review board prior to completion, and neither the Company nor, to the knowledge of the Company, any Governmental Authority or institutional review board is considering such action.  Since January 1, 2021, neither the Company nor any of its subsidiaries have received any written notice or correspondence from the FDA, any comparable Governmental Authority, institutional review board or clinical investigator alleging any clinical studies conducted by or on behalf of the Company or its subsidiaries are in violation of the FDA Laws.

(d) Since January 1, 2021, the development, testing, manufacture, packaging, labeling, import, export, advertising, distribution and storage, as applicable, of the Company’s and its subsidiaries’ product candidates has been and is being conducted in material compliance with all applicable FDA Laws, including FDA Laws relating to current Good Manufacturing Practices.  Since January 1, 2021, there have been no recalls, investigator notices or other notices of action relating to a material safety concern or alleged lack of regulatory compliance of any of the Company’s or its subsidiaries’ product candidates.

(e) Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any of its officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority, or (iii) committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.  Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any of its officers, employees, or agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar Law or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Law.  Neither the Company nor its subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

SECTION 4.21 Healthcare Regulatory; Compliance.

(a) Each of the Company and its subsidiaries is, and at all times since January 1, 2021, has been, in material compliance with all applicable Healthcare Laws and, as of the date of this Agreement, to the Company’s knowledge there is no Proceeding pending, or to the Company’s knowledge, threatened in writing against the Company or its subsidiaries related to such Healthcare Laws by the FDA, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, or any other Governmental Authority pursuant to any Healthcare Laws.  The Company is not party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority related to Healthcare Laws.

(b) To the Company’s knowledge, no person has filed against the Company an action relating to the Company under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) or analogous state law.

SECTION 4.22 Insurance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect, each insurance policy under which the Company or any of its subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Company Insurance Policies”) is in full force and effect and all related premiums have been paid to date. The Company has made available to Parent all material underwriting information and true, unredacted and complete copies of the Company Insurance Policies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect, the Company Insurance Policies are reasonable and customary in coverage, scope and size of premiums based on the activities of the Company as conducted and as contemplated to be conducted as of the date of this Agreement.

(c) The Company and its subsidiaries are in compliance with the terms and conditions of the Company Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Effect.

(d) Neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Company Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Effect. No material claims insurance claims made by the Company or any of its subsidiaries has been questioned, denied or disputed.

SECTION 4.23 Anti-Corruption; Global Trade Control Laws.

(a) In the past five years, neither the Company, nor its subsidiaries, nor any of the Company’s or its subsidiaries’ respective current or former officers, directors, or, to the knowledge of the Company, any representative, while acting on behalf of the Company or its subsidiaries, including any of their respective officers, directors, or employees, has violated, to the extent applicable, the FCPA or any other applicable anti-corruption or anti-bribery Law (the “Anti-Corruption Laws”).

(b) In the past five years, neither the Company, nor its subsidiaries, nor any of the Company’s or its subsidiaries’ respective current or former officers, directors, or, to the knowledge of the Company, any representative acting, while on behalf of the Company or its subsidiaries, including any of their respective officers, directors, or employees, has, directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any person, so as to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, in violation of any applicable Anti-Corruption Law.

(c) Neither the Company, nor its subsidiaries, nor any of the Company’s or its subsidiaries respective current or former officers, directors, or to the knowledge of the Company, any representative while acting at the direction of the Company or its subsidiaries (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official or any other Person, (ii) has received any written notice or other written communication from any Governmental Authority with respect to any actual or, to the knowledge of the Company, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) to the knowledge of the Company, is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(d) The Company and its subsidiaries maintain an anti-corruption compliance program and system of internal controls reasonably designed to promote compliance with applicable Anti-Corruption Laws. The Company and its subsidiaries have during the past five years (i) kept books and records of the business that accurately reflect the transactions and assets of the business, and (ii) maintained a system of internal accounting controls and policies and procedures that ensures that all expenditures are recorded accurately and in sufficient detail on the books and records of the business.

(e) Neither the Company, nor its subsidiaries, nor any director, officer or employee of any of the Company or its subsidiaries, is or, in the past five years, has been, (i) a Restricted Party or (ii) 50% or greater owned or, as applicable, controlled by one or more Restricted Parties.

(f) The Company and its subsidiaries are and in the past five years, have been, in material compliance with all applicable Global Trade Control Laws, which includes possession of and material compliance with all licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities, as applicable, that are concerned with such Global Trade Control Laws.

(g) Since April 24, 2019, neither the Company nor its subsidiaries has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so, in each case in violation of the Global Trade Control Laws.  The Company acknowledges that activities under this Agreement shall not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market, in each case in violation of the Global Trade Control Laws.

(h) To the knowledge of the Company, (i) in the past five years, neither the Company nor its subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry of or to the Company or its subsidiaries by any Governmental Authority with respect to Global Trade Control Laws is pending or threatened.

SECTION 4.24 Suppliers. Section 4.24 of the Company Disclosure Letter sets forth the ten (10) largest suppliers (by cost) of the businesses of the Company and its subsidiaries during the twelve (12) months ended December 31, 2023. No such supplier has canceled or otherwise terminated, or, to the knowledge of the Company, overtly threatened to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or its subsidiaries, or has decreased materially its relationship with the Company or its subsidiaries.

SECTION 4.25 Brokers and Finder’s Fees. Except for TD Securities (USA) LLC (“TD Cowen”), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

SECTION 4.26 Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of TD Cowen to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the $0.4340 per share of Company Common Stock to be received by the holders of Company Common Stock (other than, as applicable, Parent, Merger Sub and their respective affiliates) in the Offer and the Merger, taken together as an integrated transaction, pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 4.27 Antitakeover Laws. The Company Board has duly taken all actions so that no “fair price,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under Laws in the United States (including under the DGCL) (collectively, “Takeover Laws”) shall prohibit the execution, delivery or performance of or compliance with this Agreement, the Merger or the other transactions contemplated hereby. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 4.28 Company Activities. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

SECTION 4.29 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

SECTION 4.30 No Other Representations; No Reliance; Waiver. The Company represents, warrants, acknowledges and agrees that none of Parent, Merger Sub, any of their Affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its Affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Offer, the Merger, the Support Agreements or any of the other transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of Parent, Merger Sub or any of their Affiliates (including any such projections or forecasts provided or made available to the Company or Company Related Persons in expectation of the transactions contemplated by this Agreement), and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent and Merger Sub expressly set forth in Article V (as qualified by the Parent Disclosure Letter).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except set forth in the letter, dated as of the Agreement Date, from the Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article V to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of the Company Common Stock. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, none of Parent or a subsidiary of Parent (a) owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any securities of any subsidiary of the Company or (b) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent and each of its subsidiaries are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

SECTION 5.09 Sufficient Funds. Assuming satisfaction of the Minimum Cash Condition and the Minimum NWC Condition, Parent and Merger Sub will have as of the Offer Closing Time and the Effective Time sufficient cash available to pay all amounts to be paid by Parent and Merger Sub pursuant to this Agreement, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price and the Merger Consideration on the terms and conditions contained in this Agreement. In no event shall the receipt or availability of any financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction (other than as contemplated by the Minimum Cash Condition and the Minimum NWC Condition) be a condition to any of the obligations of Parent or Merger Sub hereunder. As of the date hereof, Parent has consummated and received the proceeds of the financing transaction described in Section 5.09 of the Parent Disclosure Letter and has provided the Company with true and correct copies of the documents evidencing such financing transaction.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of the Company’s Business.

(a) The Company covenants and agrees as to itself and its direct or indirect subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 9.01, except (i) as required by any other provision of this Agreement (or as expressly set forth in Section 6.01(a) of the Company Disclosure Letter), (ii) as required by applicable Law or (iii) with Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its direct and indirect subsidiaries shall use their commercially reasonable efforts to conduct their respective businesses in accordance with the Cost Management Process and otherwise in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to (A) preserve their material assets and pay their Indebtedness and Taxes when due, subject to good faith disputes over such Indebtedness and Taxes, (B) keep in effect casualty, product liability, workers’ compensation, property damage, business interruption and other insurance policies in coverage amounts substantially similar to those in effect on the date of this Agreement, (C) preserve the Company’s business organization and maintain its existing relations and goodwill with suppliers, distributors, creditors, lessors, consultants, regulators and material business partners, (D) preserve and protect the material Company Intellectual Property consistent with the Company’s past practice, (E) maintain its cash balance above the Minimum Cash Condition, (F) maintain its Net Working Capital above the Minimum NWC Condition and (G) pay accounts payable and other obligations of the Company and its subsidiaries when they become due and payable in the ordinary course of business.

(b) Negative Covenants Pending Closing.  Except as required by this Agreement (or as expressly set forth in Section 6.01(b) of the Company Disclosure Letter) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 9.01, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, conditioned, or delayed), neither the Company nor any of its direct or indirect subsidiaries shall or may:

(i) amend the Company Charter Documents or the organizational or governing documents of any of the Company’s subsidiaries;

(ii) (A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other Equity Interest of the Company or any of its direct or indirect subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, in each case to or in favor of a person other than the Company or a wholly owned subsidiary of the Company, provided, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Stock Options and Company Restricted Stock Units that are outstanding on the date of this Agreement (including in satisfaction of any amounts required to be deducted or withheld for Tax obligations under applicable Law) in accordance with their terms as of the date of this Agreement or in accordance with the terms of any Contract in effect as of the date of this Agreement; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Company Securities, except in connection with the exercise, vesting or settlement of Company Stock Options and Company Restricted Stock Units (including the withholding of shares of Company Common Stock to satisfy Tax obligations pertaining to such exercise, vesting or settlement) that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into, amend or waive any of the rights under any Contract with respect to the sale or repurchase of any Company Securities; or (E) except as required by the terms of this Agreement or as required by applicable Law, amend (including by reducing an exercise price or extending a term) or waive any of its rights under any agreement evidencing any outstanding Company Stock Options or Company Restricted Stock Units;

(iii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof (other than in accordance with Section 6.01(b)(xvii)) or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than (a) non-exclusive in-licenses of third party Intellectual Property and (b) purchases of supplies and inventory, in each case ((a)-(b)) in the ordinary course of business consistent with the Company’s past practice);

(iv) except as set forth on Section 6.01(b)(iv) of the Company Disclosure Letter, sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Company Permitted Lien) any properties, rights or assets (including securities of the Company and its subsidiaries and the Company Intellectual Property) with a fair market value in excess of $50,000 individually or $100,000 in the aggregate, except (A) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed on Section 6.01(b)(iv) of the Company Disclosure Letter, (B) transfers among the Company and its wholly-owned subsidiaries in the ordinary course of business consistent with past practices or (C) dispositions of obsolete assets or expired inventory;

(v) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, in amounts in excess of $100,000 in the aggregate, except for (A) Indebtedness among the Company and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business and (C) trade credit or trade payables in the ordinary course of business;

(vi) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock, Company Preferred Stock or Equity Interests of any non-wholly owned subsidiary of the Company;

(vii) other than as required by applicable Law or the terms of a Company Plan in effect as of the date of this Agreement, (A) increase the compensation or benefits (including contractual severance benefits) of any current or former employees, officers, directors or other service providers of the Company or its subsidiaries,; (B) make any new equity or equity-based awards to any current or former employees, officers, directors or other service providers of the Company or its subsidiaries, other than in the ordinary course of business consistent with past practice; (C) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under any Company Plan; (D) enter into, negotiate, establish, amend, extend or terminate any Company Plan (including any plan, program, arrangement, agreement or policy that would be a Company Plan if in effect on the date hereof) or any Collective Bargaining Agreement; or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(viii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(ix) write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(x) release, compromise, assign, settle or agree to settle any Proceeding, other than Stockholder Litigation subject to Section 7.07, (including without limitation any Proceeding or investigation relating to this Agreement or Merger and the other the transactions contemplated hereby with adverse parties other than Parent or Merger Sub) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

(xi) (A) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting outside of the ordinary course of business, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to material Taxes (C) file any material amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material Taxes other than such extensions in the ordinary course of business, or (E) take any action that may result in excise Tax or increase the excise tax base as described in Section 4501 of the Code, Notice 2023-2 and any subsequent guidance implementing the foregoing;

(xii) make or commit to (A) any capital expenditures in excess of $50,000 in the aggregate for the remainder of fiscal year 2024 or (B) any other expenditures outside the ordinary course of business that is in excess of $100,000 individually or in related expenditures, except for this clause (B) as contemplated by the Company’s monthly cash projections previously made available to Parent;

(xiii) (A) enter into or voluntarily terminate any Company Material Contract, (B) materially modify, amend, waive any right under or renew any Company Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice and in a manner that does not increase the payment obligations of the Company or its subsidiaries by more than $100,000, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any material Contract that would be breached by, subject to a termination, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other transactions contemplated hereby;

(xiv) implement any layoffs affecting more than fifty (50) Company employees, place more than fifty (50) Company employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of more than fifty (50) Company employees;

(xv) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with the Company’s past practice) to, any person;

(xvi) hire or offer employment or engagement to, promote or terminate (other than for cause) the employment or engagement of any director or officer, or any employee, independent contractor or consultant except as set forth on Section 6.01(b)(xvi) of the Company Disclosure Letter or as contemplated by the Cost Management Process;

(xvii) merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries;

(xviii) fail to maintain in effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

(xix) (A) purchase any marketable securities except in the ordinary course of business, or; (B) change in a material manner the investment guidelines with respect to the Company’s investment portfolio;

(xx) forgive any loans to any employees, officers or directors or other service providers of the Company or its subsidiaries, or any of their respective Affiliates, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its subsidiaries;

(xxi) accelerate any accounts receivable;

(xxii) (i) sell, transfer, assign, lease, license, covenant not to enforce, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any person (including any Affiliate) any rights to any Company Intellectual Property material to the Company or its subsidiaries, taken as a whole, other than licensing non-exclusive rights or entering into customary nondisclosure agreements, and agreements with third party contractors conducting services on behalf of the Company or material transfer agreements, in each case, in the ordinary course of business consistent with past practice, (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Copyrights or Trademarks expiring in accordance with their terms) any Company Registered Intellectual Property, which the Company or the Company’s subsidiaries controls the prosecution or maintenance thereof (except in the ordinary course of prosecution consistent with past practice), (iii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered Intellectual Property (except in the ordinary course of prosecution consistent with past practice), (iv) make any change in Company Intellectual Property material to the business of the Company and its subsidiaries, taken as a whole, that does or would reasonably be expected to impair such Company Intellectual Property or the Company’s or its subsidiaries rights with respect thereto, (v) disclose to any person (other than representatives of Parent and Merger Sub) any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a person that is subject to confidentiality obligations, (vi) provide, disclose, or commit to provide or disclose, to any third party any source code of the Company's Software or of any other Software used by the Company or any of its subsidiaries (other than to its employees, consultants, independent contractors and other service providers pursuant to an agreement binding the recipient to confidentiality and non-disclosure obligations), or (vii) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Owned Company Intellectual Property material to the business of the Company and the Company’s subsidiaries, taken as a whole; or

(xxiii) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

SECTION 6.02 No Solicitation.

(a) The Company shall not, and the Company shall cause its subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral). The Company shall, and shall cause its subsidiaries and its and their respective directors, managers and officers to, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board determines in good faith, after consultation with outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to the Company Board, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.  The Company will promptly inform its Representatives of the restrictions set forth in this Section 6.02.  Any breach or violation of the restrictions set forth in this Section 6.02 by any subsidiary of the Company or by any Representative of the Company or its subsidiaries will be deemed to be a breach or violation of this Section 6.02 by the Company.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer, (D) with respect to the receipt by the Company or the Company Board of any Company Takeover Proposal or public announcement of any Company Takeover Proposal, fail to confirm publicly through a press release or similar means the Company Board Recommendation within five (5) Business Days after the date when requested in writing to do so by Parent, or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (E) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02(a), the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board shall have given Parent at least five (5) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement and other material documentation or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the material terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the five (5)-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to four (4) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop, look and listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that any such action under the preceding clause (i) or (ii) that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change and expressly reaffirms the Company Board Recommendation shall be deemed to not be an Adverse Recommendation Change).

(d) In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality.

(a) Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the earlier of the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board where the Company Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement dated April 9, 2024 between the Company and Parent, as amended (the “Confidentiality Agreement”).

(b) The Company shall, once every two (2) calendar weeks and upon any date that is five (5) Business Days prior to the earlier of the-then applicable Outside Date or then-applicable Expiration Time, deliver to Parent a schedule setting forth, in reasonable detail, the Company’s calculation of (i) Closing Cash, (ii) Net Working Capital and (iii) Transaction Expenses, in each case both as of such date and as projected (based on good faith and reasonable estimates) to the anticipated Merger Closing. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or any other relevant information useful in preparing such schedule or otherwise for determining Closing Cash and Net Working Capital. If reasonably requested by Parent, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by the Company in order to permit Parent to review such schedule or otherwise for determining Closing Cash and Net Working Capital.

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Authority with respect to this Agreement or the Transactions, (iii)  the obtaining of all necessary or advisable actions or non-actions, waivers and consents with respect to the Contracts set forth on Section 7.02 of the Company Disclosure Letter, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company, the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) Notwithstanding the foregoing provisions of Section 7.02(a) or any other provision of this Agreement to the contrary, nothing in this Agreement will (i) be deemed to require Parent or the Surviving Corporation or any of their respective Affiliates to propose, agree to or take any action, or cause to be done, or assist or cooperate in the doing of anything, that Parent, in its reasonable discretion, determines would result in, or could reasonably be expected to result in, (A) any arrangement, condition, restriction, Contract or Judgment that is not conditioned on the consummation of the Transactions or (B) the execution, carrying out or termination of Contracts or Judgments or submitting to Laws or other legally binding requirements (1) providing for the license, sale, lease, transfer or other disposition of, any Lien on, or holding separate (through the establishment of trust or otherwise) of, any assets, Equity Interests, or rights of Parent or the Company or any of their respective Affiliates, (2) providing for the termination of existing relationships, contractual rights or obligations of Parent or the Company or any of their respective Affiliates, or (3) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Affiliates to conduct their respective businesses (including with respect to market practices and structure) or own any assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective Affiliates (each of the preceding (A) or (B), a “Burdensome Condition”), (ii) obligate Parent or the Company to oppose through any Proceeding pursuant to any Laws any Legal Restraint or Burdensome Condition or any Person (including any Governmental Authority) seeking to impose any Legal Restraint or any Burdensome Condition, or (iii) limit the right of Parent to terminate this Agreement in accordance with Section 9.01 or require Parent to exercise its right to elect to extend the Outside Date pursuant to Section 9.01(b)(i)(A). The Company will not, and will cause its Affiliates not to, agree or commit to any Burdensome Condition without the written consent of Parent.

(c) Neither Parent nor the Surviving Corporation shall enter into or complete any acquisition or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity interests in, or by any other manner, any Person or portion thereof if the entering into of a definitive agreement relating to such transaction or the completion of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period related to any such authorization, order, declaration or approval or (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions.

(d) From the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 9.01, the Company covenants and agrees to, with respect to the items listed on Section 7.02(d) of the Company Disclosure Letter, to the extent permitted by applicable Law, (i) consult with the Parent and Merger Sub prior to any proposed meeting or other material communication with the FDA, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, in advance, any material filings proposed to be made by or on behalf of the Company or any of its subsidiaries to, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to, the FDA, (iii) keep Parent and Merger Sub informed of any material communication (written or oral) with or from the FDA to the Company or any of its subsidiaries, including by promptly providing copies of any such written communications.  No such notifications or other communications pursuant to this Section 7.02(d) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 7.03 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director or officer of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(i) Without limiting Section 7.03(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth on Section 7.03(a)(i) of the Company Disclosure Letter, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its former subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except to the extent otherwise provided in an indemnification agreement set forth in the Company Disclosure Letter. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.03(a)(i) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(a)(i).

(b) At or prior to the Effective Time, following good faith consultation with Parent, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Offer Closing Time and ending six years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 150% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(c) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.03.

(d) From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

SECTION 7.04 Fees and Expenses. Except as set forth in Section 7.03, Section 7.06 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 7.06 Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes, but for the avoidance of doubt not including any income, capital gains or similar Taxes) (“Transfer Taxes”) imposed as a result of the Merger shall be paid by Parent or Merger Sub when due, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 7.07 Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction (any such Proceedings, “Stockholder Litigation”), and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent. The Company shall notify Parent promptly of the commencement or written threat of any Stockholder Litigation of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

SECTION 7.08 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

SECTION 7.09 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.11 Stock Exchange De-listing. The Surviving Corporation shall cause, and the Company will cooperate with Parent in taking or causing to be taken all actions necessary, proper or advisable to cause, the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.  If the Surviving Corporation is or is reasonably likely to be required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the 10 days following the Merger Closing Date, the Company will deliver to Parent at least three (3) Business Days prior to the Merger Closing a substantially final draft of any such annual or quarterly report, and, subject to Parent’s prior review and comment, which comments, if any, the Company shall consider in good faith, the Company will file, or cause to be filed, such annual or quarterly report, as applicable, prior to the Merger Closing.

SECTION 7.12 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.13 Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (i) take all actions within their power to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement; and (ii) if any Takeover Law becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 7.14 FIRPTA Certificate. At the Merger Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

SECTION 7.15 Continuing Employees.

(a) Parent agrees to honor and assume the severance arrangements set forth on Schedule 7.15(a) of the Company Disclosure Letter.

(b) With respect to those employees of the Company or its subsidiaries who are employed as of immediately prior to the Effective Time and who continue to be employed by Parent or the Surviving Corporation or any of their respective subsidiaries following the Effective Time (each, a “Continuing Employee”), Parent shall use commercially reasonable efforts to cause, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to cause, the Employee Benefit Plans maintained by Parent or its Affiliates for which any Continuing Employee is eligible to participate (the “Parent Plans”) to waive any pre-existing conditions, limitations, exclusions, actively-at-work requirements and eligibility waiting periods to the extent not imposed on the Continuing Employee by the corresponding Company Plans immediately prior to the Effective Time.  Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to recognize, the dollar amount of all payments incurred by each Continuing Employee (and his or her eligible dependents) under the corresponding Company Plan during the plan year in which the Effective Time occurs for purposes of satisfying the plan year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant Parent Plans in which such Continuing Employee is eligible to participate following the Effective Time.  Parent shall cause any Parent Plan under which a Continuing Employee is eligible to participate to provide credit for service by the Continuing Employee with the Company or any of its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and determining future vacation and paid time off accruals to the same extent such service was recognized under a similar Company Plan and for similar purposes, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation; provided, that service of a Continuing Employee prior to the Effective Time shall not be recognized for purposes of any entitlement to participate in, or benefit accruals with respect to, any equity-based or long-term incentive compensation, retiree medical program or defined benefit plan maintained by Parent or its Affiliates.

(c) Nothing in this Section 7.15 is intended to imply or guarantee continuing employment to such Continuing Employees for any length of time or under any specific terms or conditions, except as set forth in this Section 7.15.  The provisions of this Section are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Merger Closing Date or (ii) confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights, including third-party beneficiary rights, or remedies (with respect to the matters provided for in this Section 7.15) under or by reason of any provision of this Agreement.

SECTION 7.16 Termination of Certain Company Plans. The Company shall terminate, effective as of the day immediately prior to the Merger Closing, any Company Plan that constitutes a 401(k) plan or a group health plan, in either case, if requested by Parent in writing at least five (5) Business Days prior to the Merger Closing. If so requested by Parent to terminate any such Company Plan pursuant to this Section 7.16 that requires approval of the Company’s board of directors in order to be terminated, the Company shall deliver to Parent, prior to the Merger Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Company Plan (the form and substance of which resolutions shall be subject to advance review and approval of Parent which shall not be unreasonably withheld, conditioned or delayed), effective as of the time specified above.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Authority of competent jurisdiction, or Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b) Consummation of the Offer. Merger Sub shall have accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

SECTION 8.02 Frustration of Closing Conditions.

No party may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was primarily caused by the material failure of such party to perform any of its obligations under this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on July 31, 2024 (as otherwise extended pursuant to this clause (A) or otherwise by mutual written agreement of the parties hereto, the “Outside Date”), provided, however, that if, as of the date five (5) Business Days prior to the-then applicable Outside Date, (1) all of the Offer Conditions have been satisfied or else validly waived (other than (v) the Offer Condition in clause (i) of Exhibit A, solely with respect to Legal Restraints brought by a Governmental Authority, (w) the Minimum Tender Condition, (x) the Minimum Cash Condition, (y) the Minimum NWC Condition and (z) those other Offer Conditions that by their nature are only to be satisfied as of the then-applicable Expiration Time (but which other conditions would be satisfied if the Expiration Time occurred)), and (2) the Company delivers a good faith, written Closing Cash and Net Working Capital forecast to Parent setting forth, in reasonable detail, that the Minimum Cash Condition and Minimum NWC Condition would reasonably be expected to be satisfied if the Merger Closing occurred by August 31, 2024, then either Parent or the Company, in its sole and unlimited discretion for any reason or no reason at all, has the right, but not the obligation, by delivery of written notice to the Company (in the case of a Parent election) or Parent (in the case of a Company election), to elect to extend the Outside Date to August 31, 2024, provided, further that the right to extend the Outside Date pursuant to this clause (A) shall not be available to a party hereto if the failure of the Offer Closing Time to occur on or before the date five (5) Business Days prior to the Outside Date is primarily due to a material breach of this Agreement by such extending party, or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Merger Sub having purchased any shares of the Company Common Stock pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to a party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to purchase any shares of the Company Common Stock pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such terminating party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to a party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint.

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent if an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change has occurred;

(e) by Parent if the Offer expires as of the-then applicable Expiration Time as a result of the non-satisfaction of one or more of the Offer Conditions in a circumstance where Merger Sub has no further obligation to extend the Expiration Time pursuant to Section 2.01(a);

(f) by the Company, if (i) Merger Sub fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02), (ii) Merger Sub shall have terminated the Offer prior to the Expiration Time (as such Expiration Time may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement or (iii) all of the Offer Conditions have been satisfied or else validly waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five (5) Business Days following the expiration of the Offer;

(g) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect and (ii) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or

(h) by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement to consummate a Superior Company Proposal, (ii) the Company Board has complied in all material respects with their obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except with respect to (a) any claims for fraud or Willful Breach and (b) the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination.

SECTION 9.03 Termination Fees; Expense Reimbursement.

(a) The Company shall pay to Parent a fee of $1,050,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(h);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d); or

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn, or, if not publicly proposed or announced, communicated to the Company Board or management has been withdrawn, (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i) or  Section 9.01(e), prior to the date that is four (4) Business Days prior to the final expiration date of the Offer or (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 9.01(b)(i) or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement or  Section 9.01(e), and (C) within twelve (12) months after any such termination referenced in the preceding clause (B), the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal.

For purposes of this Section 9.03(a)(iii), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction or entry into such definitive agreement. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee or the Expense Reimbursement Payment on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) The Company shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the transactions contemplated by this Agreement up to a maximum of $175,000 (the “Expense Reimbursement Payment”) if Parent terminates this Agreement pursuant to Section 9.01(e) and, at the time of such termination, the Minimum Tender Condition has not been satisfied but all other Offer Conditions shall have been satisfied or else validly waived (other than the Minimum Cash Condition, the Minimum NWC Condition or those other Offer Conditions that by their nature are to be satisfied at the then-applicable Expiration Time, but which other Offer Conditions would be capable of being satisfied or else validly waived).  The Expense Reimbursement Payment shall be made by wire transfer of same-day funds to an account designated by Parent within two (2) Business Days of such termination, and any amounts paid under the Expense Reimbursement Payment shall be netted against any further Company Termination Fee owed by the Company.

(c) Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h). In the event the Company Termination Fee or the Expense Reimbursement Payment described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a) and Section 9.03(b), such Company Termination Fee and Expense Reimbursement Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement or fraud and provided, further, that payment of the Expense Reimbursement Payment does not preclude future payment of the Company Termination Fee in situations where it may be due. If the Company fails to pay in a timely manner the Company Termination Fee or the Expense Reimbursement Payment due pursuant to Section 9.03(a) or Section 9.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee or the Expense Reimbursement Payment, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee or the Expense Reimbursement Payment (as applicable) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its Board of Directors, and in the case of the Company, action by the Company Board. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one (1) day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)   if to Parent or Merger Sub, to

Virtual Therapeutics Corporation
13905 NE 128th Street, Suite 200
Kirkland, WA 98034
Attention: Daniel J. Elenbaas
Email: [***]

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
Two Embarcadero Center, Suite 1100
San Francisco, CA 94111
Attention: Derek Liu; Piotr Korzynski
Email: derek.liu@bakermckenzie.com; piotr.korzynski@bakermckenzie.com

(b)   if to the Company, to

Akili, Inc.
71 Commercial Street, Mailbox 312
Boston, MA 02109
Attention: Jacqueline Studer, Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Joshua Zachariah; Tevia Pollard; Sarah Ashfaq
Email: JZachariah@goodwinlaw.com; TPollard@goodwinlaw.com;
SAshfaq@goodwinlaw.com

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the Support Agreements (including all Exhibits, Annexes or Schedules thereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Equity Plans.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 10.12 Parent Guarantee. Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Offer Closing Time and the Effective Time, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any Proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

SECTION 10.13 Non-Recourse. All claims (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, the Transactions or the negotiation, execution, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made by any party hereto or any third party beneficiary of any relevant provision hereof only against the Persons that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any Liabilities arising under, in connection with or related to this Agreement or the Transactions or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 10.13.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

VIRTUAL THERAPEUTICS CORPORATION, AS PARENT

By:	/s/ Daniel J. Elenbaas

Name:	Daniel J. Elenbaas

Title:	President

ALPHA MERGER SUB, INC., AS MERGER SUB

By:	/s/ Daniel J. Elenbaas

Name:	Daniel J. Elenbaas

Title:	President

[Agreement and Plan of Merger]

AKILI, INC., AS THE COMPANY

By:	/s/ Matthew Franklin

Name:	Matthew Franklin

Title:	President and Chief Executive Officer

[Agreement and Plan of Merger]

EXHIBIT A
Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one share of Company Common Stock more than 50% of the number of Company Common Stock that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i)
there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement;

(ii)
(A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.09(a) (Absence or Certain Changes or Events), Section 4.25 (Brokers and Finder’s Fees), Section 4.26 (Opinion of the Company’s Financial Advisor) and Section 4.29 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.06 (Subsidiaries), Section 4.25 (Brokers and Finder’s Fees) and Section 4.26 (Opinion of the Company’s Financial Advisor) shall not be true and correct in all material respects (provided that any inaccuracy in any representation or warranty set forth in Section 4.25 (Brokers and Finder’s Fees) constituting a liability greater than 0.5% of the Aggregate Consideration shall be deemed material) as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.05 (Capitalization) shall not be true and correct, other than inaccuracies which would not cause the Aggregate Consideration to increase by more than 0.5%, as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.09(a) (Absence or Certain Changes or Events) and Section 4.29 (No Vote Required) shall not be true and correct in all respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);

A-1

(iii)
the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02;

(iv)
Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii), (iii), (v) and (vii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)
since the Agreement Date, any event, occurrence, development or state of circumstances, facts or condition has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)
this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”);

(vii)
the aggregate number of Appraisal Shares shall represent 15% or more of the outstanding shares of Company Common Stock; or

(viii)
the (A) Closing Cash  is either (1) less than $55,000,000 if the Offer Closing Time is on or before July 31, 2024 or (2) less than $53,000,000 if the Offer Closing Time is after July 31, 2024 (the “Minimum Cash Condition”); or (B) the Net Working Capital is either (1) less than ($1,800,000) if the Offer Closing Time is on or before July 31, 2024 or (2) less than ($2,000,000) if the Offer Closing Time is after July 31, 2024 (the “Minimum NWC Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 OF
AKILI, INC.

I.

The name of this corporation is Akili, Inc. (the “Corporation”).

II.

The registered office of the Corporation in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

IV.

This Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 5,000, each having a par value of $ 0.01.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. Unless and except to the extent that the Bylaws of this Corporation shall so require, the election of directors of this Corporation need not be by written ballot.

VI.

A. To the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. Any amendment, repeal or modification of this Article VI by either (i) the stockholders of the Corporation or (ii) an amendment to the Delaware General Corporation Law, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VI, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or officer at the time of such amendment, repeal of modification.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be executed on [●], 2024.

Akili, Inc.

By:
Name:	[ ]
Title:	[ ]

EXHIBIT C
SUPPORT AGREEMENT

[Attached]

C-1